Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARSANIS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Arsanis, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Arsanis, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on August 2, 2010 under the same name.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation, be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Arsanis, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

TIDRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be 52,894,409 shares divided into two classes, as follows: 31,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 21,894,618 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A. COMMON STOCK

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

3. Increase/Decrease of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of lncorporation) the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, voting as a single class, with each such share being entitled to such number of votes per share as is provided in this Article FOURTH.

4. Dividends. Dividends may be paid on the Common Stock out of funds legally available therefor if, as and when determined by the Board of Directors of the Corporation subject to the restrictions of Section B(2) of this Article FOURTH.

5. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them.

B. PREFERRED STOCK

1. Designation. Of the class of 21,894,618 shares of Preferred Stock which the Corporation has the authority to issue: (i) 200,001 shares shall be a series designated and known as “Series A-1 Convertible Preferred Stock” (“Series A-1 Preferred Stock”), (ii) 2,125,550 shares shall be a series designated and known as the “Series A-2 Convertible Preferred Stock” (“Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), (iii) 2,776,933 shares shall be a series designated and known as the “Series B Convertible Preferred Stock” (“Series B Preferred Stock”), (iv) 1,031,342 shares shall be a series designated and known as the “Series C Convertible Preferred Stock” (“Series C Preferred Stock”), and (v) 15,760,792 shares shall be a series designated and known as the “Series D Convertible Preferred Stock” (“Series D Preferred Stock”), each such series with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

2. Dividends. Dividends may be declared and paid on Preferred Stock from funds lawfully available therefor if, as and when, determined by the Board of Directors of the Corporation; provided, that the holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate and same time as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible).

3. Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales.

3.1 Payments to Holders of Preferred Stock.

3.1.1 Payments to Holders of Series D Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of each share of Series D Preferred Stock then outstanding shall be entitled to receive an amount, to be paid first out of the assets of the Corporation available for distribution to the holders of the capital stock of all classes, before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the greater of (a) the Series D Original Issue Price (as defined below), plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Series D Preferred Stock with respect to such liquidation, dissolution or winding-up, or (b) such amount per share of Series D Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5 or Section 6, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Amount”). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series D Preferred Stock of all amounts distributable to them under this Subsection 3.1.1, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of shares of Series D Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares. The “Series D Original Issue Price” shall mean $3.2457 per share, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares.

3.1.2 Payments to Holders of Series C Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment in full has been made to the holders of the Series D Preferred Stock of the full amounts to which they shall be entitled as provided in Subsection 3.1.1, the holders of each share of Series C Preferred Stock then outstanding shall be entitled to receive an amount, to be paid out of the remaining assets of the Corporation available for distribution to the holders of the capital stock of all classes, before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the greater of (a) the Series C Original Issue Price (as defined below), plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Series C Preferred Stock with respect to such liquidation, dissolution or winding-up, or (b) such amount per share of Series C Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5 or Section 6, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series C Preferred Stock of all amounts distributable to them under this Subsection 3.1.2, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of shares of Series C Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares.    The “Series C Original Issue Price” shall mean $9.65 per share, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares.

3.1.3 Payments to Holders of Series B Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment in full has been made to the holders of the Series D Preferred Stock and Series C Preferred Stock of the full amounts to which they shall be entitled as provided in Subsection 3.1.1 and Subsection 3.1.2, the holders of each share of Series B Preferred Stock then outstanding shall be entitled to receive an amount, to be paid out of the remaining assets of the Corporation available for distribution to the holders of the capital stock of all classes, before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the greater of (a) the Series B Original Issue Price (as defined below), plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Series B Preferred Stock with respect to such liquidation, dissolution or winding-up, or (b) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5 or Section 6, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of all amounts distributable to them under this Subsection 3.1.3, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares. The “Series B Original Issue Price” shall mean $7.24 per share, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares.

3.1.4 Payments to Holders of Series A Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment in full has been made to the holders of the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock of the full amounts to which they shall be entitled as provided in Subsections 3.1.1, 3.1.2 and 3.1.3, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to receive an amount, to be paid out of the remaining assets of the Corporation available for distribution to the holders of the capital stock of all classes, before any payment shall be made to the holders of Common Stock, by reason of their ownership thereof:

(a) In the case of the Series A-1 Preferred Stock, an amount per share equal to the greater of (i) $2.00 per share, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares (the “Series A-1 Original Issue Price”), plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Series A-1 Preferred Stock with respect to such liquidation, dissolution or winding-up, or (ii) such amount per share of Series A-1 Preferred Stock as would have been payable had all shares of Series A-1 Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5 or Section 6, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-1 Liquidation Amount”); and

(b) In the case of the Series A-2 Preferred Stock, an amount per share equal to the greater of (i) $4.54 per share, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event affecting such shares (the “Series A-2 Original Issue Price”), plus all declared and unpaid dividends thereon to and including the date full payment shall be tendered to the holders of Series A-2 Preferred Stock with respect to such liquidation, dissolution or winding-up, or (ii) such amount per share of Series A-2 Preferred Stock as would have been payable had all shares of Series A-2 Preferred Stock been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding-up pursuant to the provisions of Section 5 or Section 6, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-2 Liquidation Amount”).

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all amounts distributable to them under this Subsection 3.1.4, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares.

3.2 Payments to Holders of Common Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Subsections 3.1.1, 3.1.2, 3.1.3 and 3.1.4, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

Upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 5 or Section 6, below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding-up of the Corporation, but shall share ratably in any distribution of the assets of the Corporation to the holders of Common Stock in accordance with this Section 3.2.

3.3 Merger as Liquidation, etc. Unless otherwise determined by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, (i) a consolidation or merger of the Corporation or its subsidiary into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger in which the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock of the surviving entity outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all of its assets in a single transaction or series of related transactions, (iii) the granting by the Corporation of an exclusive license in all fields with respect to all or substantially all of the Corporation’s intellectual property in a single transaction or series of related transactions, or (iv) the sale or transfer by the Corporation’s stockholders of capital stock representing a majority of the voting power at elections of directors of the Corporation (each, an “Event”), shall each be deemed to be a liquidation within the meaning of the provisions of this Section 3. Any cash, property, rights or securities distributed to such holders by the acquiring person, firm or other entity upon such Event shall be deemed to be applied toward, and all consideration received by the Corporation in such Event together with all other available assets of the Corporation shall be distributed toward the liquidation payments attributable to the shares of Preferred Stock. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3.4 Notice and Opportunity to Exercise Conversion Rights. Notwithstanding anything to the contrary that may be inferred from the provisions of this Section J, each holder of shares of Preferred Stock shall be entitled to receive notice from the Corporation pursuant to Section 5.10 hereof of any proposed Event, liquidation, dissolution or winding-up of the Corporation at least ten (10) days prior to the date on which any such Event, liquidation, dissolution or winding-up of the Corporation is scheduled to occur and, at any time prior to any such Event, liquidation, dissolution or winding-up of the Corporation, to convert any or all of such holder’s shares of Preferred Stock into shares of Common Stock pursuant to Section 5 hereof.

3.5 Effecting an Event.

3.5.1 The Corporation shall not have the power to effect an Event unless the agreement or plan of merger or consolidation for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections J_J_ and 3.2 above.

3.5.2 In the event of an Event, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 30 days after such Event, then (a) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 30th day after such Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Preferred Stock, and (b) if the holders of at least a majority of the then-outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 60 days after such Event, the Corporation shall use the consideration received by the Corporation for such Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the 90th day after such Event, to redeem, on a pari passu basis, all outstanding shares of Preferred Stock at a price per share equal to the Series D Liquidation Amount, the Series C Liquidation Amount, the Series B Liquidation Amount, the Series A-2 Liquidation Amount and the Series A-1 Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series D Preferred Stock to the fullest extent of such Net Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series D Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If and when all shares of Series D Preferred Stock have been redeemed, then the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock to the fullest extent of such Net Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series C Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If and when all shares of Series C Preferred Stock have been redeemed, then the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Net Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series B Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If and when all shares of Series B Preferred Stock have been redeemed, then the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Net Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 3.5.2. Prior to the distribution or redemption provided for in this Subsection 3.5.2, the Corporation shall not expend or dissipate the consideration received for such Event, except to discharge expenses incurred in connection with such Event or in the ordinary course of business.

3.5.3 Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Section 3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors of the Corporation (including a majority of the directors designated by holders of Preferred Stock); provided, however, any securities shall be valued as follows:

(a) Securities not subject to restrictions on free marketability covered by (b) below shall be valued as follows:

(i)	if traded on a securities exchange or through the NASDAQ Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three days prior to the closing of such transaction;

(ii)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three days prior to the closing of such transaction; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation (including a majority of the directors designated by holders of Preferred Stock).

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation (including a majority of the directors designated by holders of Preferred Stock).

3.5.4 Allocation of Escrow or Contingent Payments. In the case of an Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Transaction Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 above as if the Initial Consideration were the only consideration payable in connection with such Event and (b) any additional consideration which becomes payable to the holders of capital stock of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 above after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the avoidance of doubt, in all cases, the holders of each series of Preferred Stock shall be entitled to the greater of (a) the applicable original issue price for such series, plus all declared and unpaid dividends thereon, or (b) such amount per share of such series of Preferred Stock as would have been payable had each such share of such series of Preferred Stock been converted into Common Stock immediately prior to such Event.

4. Voting.

4.1 General. Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock.

4.2 Election of Directors. The holders of record of the shares of Preferred Stock, voting together exclusively and as a separate class, shall be entitled to elect five directors of the Corporation (collectively, the “Preferred Directors”) by vote of a majority of the shares of Preferred Stock on an as-converted to Common Stock basis. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock voting on an as-converted to Common Stock basis), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation by vote of a majority of such shares. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

4.3 Preferred Stock Protective Provisions. In addition to any other rights provided by law, for so long as not less than twenty percent (20%) of the shares of Preferred Stock that have been issued remain outstanding (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like), the Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of (i) the holders of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis and (ii) the holders of at least 75.0% of the then-outstanding shares of Series D Preferred Stock:

4.3.1 amend, alter, repeal or waive any provision of, or add any provision to, the Corporation’s Certificate of lncorporation or Bylaws, including amendment by or incident to a merger;

4.3.2 incur any obligation to issue or create or authorize the creation of or issue any shares or other security convertible into or exercisable for any equity security, having rights, preferences, powers or privileges senior to or on parity with the Preferred Stock with respect to redemption, payment of dividends, liquidation or otherwise;

4.3.3 amend, alter, repeal or waive the preferences, rights, powers or privileges of the Preferred Stock including, without limitation the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or the Series D Preferred Stock;

4.3.4 pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than repurchase of Common Stock upon termination of employment or service pursuant to written agreements in effect on the date hereof, pursuant to Section 7 hereof, or pursuant to written agreements approved by the Corporation’s Board of Directors);

4.3.5 voluntarily liquidate, dissolve or wind-up or consent to any of the foregoing;

4.3.6 effect a change of control, liquidation, merger, reincorporation, recapitalization, or sale or other transfer of a substantial part of the Corporation’s assets other than in the ordinary course of business, including without limitation an Event, or consent to any of the foregoing;

4.3.7 effect any acquisition of the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

4.3.8 incur indebtedness for borrowed funds, in a single or related series of transactions, in principal amount at any time outstanding in excess of $500,000, except to the extent incurred pursuant to, and in an aggregate principal amount not to exceed the total aggregate principal amount contemplated by, any line of credit approved by the Board of Directors prior to the initial date of issuance of shares of Series D Preferred Stock;

4.3.9 except as contemplated by Subsection 5.4.l(c)(iv), create a new plan or arrangement for the grant of stock options, stock appreciation rights, restricted stock or other similar stock-based compensation, or increase the number of shares or other rights available under such existing plan or arrangement; or

4.3.10 form a subsidiary, or acquire any equity interest in any other entity, other than a wholly-owned subsidiary, the composition of who’s board of directors, managers or other similar governing body is identical to the composition of the Board of Directors of the Corporation.

5. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, (i) in the case of Series A-l Preferred Stock, the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series A-2 Preferred Stock, the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iv) in the case of the Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion, and (v) in the case of the Series D Preferred Stock, the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. Effective as of the date hereof, the “Series A-1 Conversion Price” shall be $2.00, the “Series A-2 Conversion Price” shall be $3.7172, the “Series B Conversion Price” shall be $4.7510, the “Series C Conversion Price” shall be $5.6739, and the “Series D Conversion Price” shall be $3.2457. The Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall collectively be referred to herein as the “Conversion Prices.” Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The foregoing Conversion Prices reflect all adjustments required in connection with the issuance of up to 15,760,792 shares of Series D Preferred Stock on or after the date hereof pursuant to that certain Series D Preferred Stock Purchase Agreement, dated on or about the date hereof, among the Corporation and the other parties thereto (the “Purchase Agreement”).

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates (or lost certificate affidavit and agreement) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

5.3.2 Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing any of the Conversion Prices below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Prices.

5.3.3 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Prices shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.4 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote such shares of Preferred Stock, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon and cash in lieu of any fraction of a share. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock and the number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock accordingly.

5.3.5 Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4 Adjustments to Conversion Price for Diluting Issues.

5.4.1 Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3 below, deemed to be issued) by the Corporation after the date hereof other than (1) the following shares of Common Stock and (2) shares of Common Stock so deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock issued as of the date hereof or issued after the date hereof under the Purchase Agreement;

(ii)	shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

(iii)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5.5 or 5.6 below;

(iv)	up to 6,433,620 shares (inclusive of shares of Common Stock or stock options previously issued pursuant to a plan, and appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like) of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement in effect prior to the issuance of any Series D Preferred Stock or a plan or arrangement approved by the Board of Directors of the Corporation or any combination of such plans; or

(v)	shares of Common Stock (including Options or Convertible Securities) (a) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other corporation or entity, or (b) issued in connection with an equipment financing, line of credit or other lending arrangement; provided, however, the issuance of such shares pursuant to (a) or (b) above is approved by holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

5.4.2 No Adjustment of Conversion Prices. No adjustment in the number of shares of Common Stock into which a share of any series of Preferred Stock is convertible shall be made by adjustment in the Conversion Price applicable to such series of Preferred Stock unless the consideration per share (determined pursuant to Subsection 5.4.5) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than such applicable Conversion Price as in effect immediately prior to the issue of such Additional Share of Common Stock. Further, no adjustment shall be made to the Conversion Price applicable to a series of Preferred Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

5.4.3 Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time hereafter shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5.4.5 hereof) of such Additional Shares of Common Stock would be less than the Series A-1 Conversion Price, Series A-2 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(a) No further adjustment in any of the Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c) Upon the termination of any Option or any right to convert or exchange any Convertible Securities as to which an adjustment in either of the Conversion Price pursuant to Subsection 5.4.4 has previously been made upon the grant or issuance thereof, the Conversion Price(s) then in effect hereunder shall forthwith be increased to the Conversion Price(s) which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued;

(d) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price(s) then in effect shall forthwith be readjusted to such Conversion Price(s) as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

(e) No readjustment pursuant to clause (b), (c) or (d) above shall have the effect of increasing either of the Conversion Prices to an amount which exceeds the lower of (i) the Conversion Price(s) immediately preceding adjustment on the original adjustment date, or (ii) the Conversion Price(s) that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation amends the terms of any such Options or Convertible Securities so as to change the number of securities for which they are exercisable, convertible or exchangeable or the consideration payable thereunder, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the date hereof and the provisions of this Subsection 5.4.3 shall apply.

5.4.4 Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock In the event the Corporation shall at any time hereafter issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price in effect immediately prior to such issue, then and in such event, the applicable Conversion Price(s) shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CP1* (A+ B) + (A+ C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock;

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

For the purpose of this Subsection 5.4.4, (i) all shares of Common Stock issuable upon conversion or exchange of Convertible Securities or Options outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

5.4.5 Determination of Consideration. For purposes of this Subsection 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the applicable Conversion Prices shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the date hereof combine the outstanding shares of Common Stock, the Conversion Prices then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event each Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.8 Adjustment for Merger or Reorganization. etc. Subject to the provisions of Section 3.3, if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.5, 5.6 or 5.7), then, following any such reorganization, recapitalization, consolidation or merger, each share of each senes of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of either of the Conversion Prices pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of any applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Prices then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

5.10 Notice of Record Date. In the event:

5.10.1 the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

5.10.2 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

5.10.3 of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation or any Event,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Event is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Event. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

6. Mandatory Conversion.

6.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock in an underwritten firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (i) the price to the public per share is at least $9.83 (subject to equitable adjustment for any stock dividend, stock split, stock split-up, combination of shares or the like) and (ii) the aggregate offering price is at least $50,000,000 (based on the market price or fair value at the time of such offering) (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of Preferred Stock holding at least 75% of the shares of Preferred Stock then outstanding voting together as a single class on an as-converted to Common Stock basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Date”), all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and such shares may not be reissued by the Corporation, and all provisions included under the caption “Preferred Stock”, and all references to the Preferred Stock, shall be deleted and shall be of no further force or effect.

6.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be given written notice of the relevant Mandatory Conversion Date and the place designated for mandatory conversion of all such Preferred Stock pursuant to this Section 6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for such Preferred Stock (or lost certificate affidavit and agreement), the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5.2 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

6.3 All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7. Redemption.

7.1 Subject to the provisions of Section 7.5, at the written election of holders of at least a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis made at any time on or after the fifth anniversary of the first date of issuance of a share of Series D Preferred Stock (the “Redemption Election”), the Corporation shall be required to redeem all, but not less than all, of the outstanding shares of Preferred Stock in three equal annual installments, upon the terms set forth in this Section 7. The first installment of such redemption (the “First Redemption Date”) shall occur on the date specified in the Redemption Election, which shall be not less than ninety days after the date of the Redemption Election, and the second and third instalhnents of such redemption shall occur on the first and second anniversaries, respectively, of the First Redemption Date. The Corporation shall redeem one-third of the outstanding shares of Preferred Stock held by each holder on the First Redemption Date, one half of the outstanding shares of Preferred Stock held by each holder on the first anniversary thereof and the remaining shares on the second anniversary thereof. On each such redemption date, the holders shall surrender the certificate or certificates for the shares to be redeemed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the offices of the Corporation or of any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver to each holder a certificate or certificates for the balance of the shares not being redeemed. The redemption price per share of each series of Preferred Stock shall be equal to the Original Issue Price for such series of Preferred Stock, in each case subject to equitable adjustment for any stock dividend, stock split, stock split-up, combination of shares or the like, plus all dividends declared but unpaid on such share on the applicable redemption date.

7.2 Notice of redemption shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock, not less than thirty days nor more than sixty days prior to the First Redemption Date, at the address of such holder as it appears on the books of the Corporation. Such notice shall set forth: (i) the First Redemption Date, the dates of the second and third installments of such redemption, and the place of redemption; and (ii) the number of shares to be redeemed on each date of redemption and the redemption price on each such date. The Corporation shall be obligated to redeem the Preferred Stock on the dates and in the amounts set forth in the notice; provided, however, that any holder of Preferred Stock who is not party to a Redemption Election may convert any or all of the shares owned by such holder into Common Stock in accordance with Section 5 at any time prior to the First Redemption Date. The Corporation, if advised before the First Redemption Date by written notice from any holder of record of Preferred Stock to be redeemed who is not a party to a Redemption Election, shall credit against the number of shares of Preferred Stock required to be redeemed from such holder, and shall not redeem, the number of shares of Preferred Stock which had been converted by such holder on or before such date and which had not previously been credited against any redemption.

7.3 If, on or before a redemption date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of Preferred Stock which shall have been called for redemption shall not, within six years after the final redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

7.4 If the Corporation for any reason fails to redeem any of the shares of Preferred Stock in accordance with Section 7.1 on or prior to the redemption dates determined in accordance with this Section 7, then, the Corporation shall become obligated to pay, in addition to the redemption price specified in Section 7.1, interest on the unpaid balance of such price, which shall accrue at a rate of one percent (1%) per month until such price is paid in full. For the purposes of this Section 7.4, shares of Preferred Stock for which funds have been set aside and deposited as provided in Section 7.3 shall be deemed to be redeemed.

7.5 If the funds of the Corporation legally available for redemption of shares of Preferred Stock on a redemption date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption, those funds which are legally available will be used: (i) first to redeem the maximum possible number of whole shares of Series D Preferred Stock ratably among the holders of such shares until redeemed in full; (ii) next to redeem the maximum possible number of whole shares of Series C Preferred Stock ratably among the holders of such shares until redeemed in full; (iii) next to redeem the maximum possible number of whole shares of Series B Preferred Stock ratably among the holders of such shares until redeemed in full; and (iv) next to redeem the maximum possible number of whole shares of Series A Preferred Stock ratably among the holders of such shares until redeemed in full. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein (including the accrual of interest as set forth in Section 7.4). At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares which the Corporation has become obliged to redeem but which it has not yet redeemed, or such portion thereof for which funds are then legally available, in each case based on the order of preferences set forth in this Section 7.5.

7.6 The Corporation may also redeem shares of its capital stock from the Bill & Melinda Gates Foundation (or any of its affiliates) pursuant to the terms and conditions of that certain letter agreement between the Corporation and such party, effective as of the date hereof and as the same may be amended from time to time. During any time that a “Charitability Default” (as defined thereunder) is continuing, the right of the Bill & Melinda Gates Foundation to be redeemed pursuant to this Section 7.6 shall be in priority to any other redemption rights of the holders of Preferred Stock under this Section 7.

8. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9. Waiver or Amendment. Any of the rights of the holders of Preferred Stock set forth herein may be waived or amended by the affirmative written consent or vote of the holders of at least majority of the shares of Preferred Stock then outstanding voting together as a single class on an as-converted to Common Stock basis, except (a) if the provision being waived or amended, by its terms or pursuant to the General Corporation Law, specifically requires a higher threshold or different threshold for actions taken thereunder, then such higher threshold or different threshold shall be required for any waiver or amendment thereof, and (b) any such waiver or amendment to Section 7.6 shall also require the affirmative written consent or vote of the Bill & Melinda Gates Foundation.

10. Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote, limitations or exceptions required by the Certificate of Incorporation or the Bylaws of the Corporation, in furtherance of and not in limitation of powers conferred by statute, it is further provided that:

A. The Bylaws of the Corporation may be adopted, amended or repealed by the board of directors of the Corporation; and

B. Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the Bylaws of the Corporation; and

C. Subject to any applicable requirements of law, meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide, and the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the Bylaws of the Corporation; and

SIXTH: Subject to any additional vote required by the Certificate of Incorporation of the Corporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation or any applicable voting agreement among the Corporation and holders of at least a majority of the outstanding shares of Common Stock voting as a single class on an as-converted to Common Stock basis.

SEVENTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance the reasonable expenses, including attorneys’

fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking, satisfactory to the Corporation, by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article NINTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

TENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” mean claims, including claims in the right of the Corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of (i) and (ii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of April, 2017.

By:	/s/ Rene Russo
Rene Russo, Chief Executive Officer